Exhibit 99.1

Celsion Corporation Announces Closing of $6.6 Million Registered Direct Offering

COLUMBIA, MD – July 6, 2011 – Celsion Corporation (the “Company”) (NASDAQ: CLSN) today announced the closing of its previously announced sale of $6.6 million of the Company’s securities in a registered direct offering. Investors include institutional life science investors Quogue Capital LLC and Ayer Capital, as well as other institutional investors.

The Company received approximately $6 million in net proceeds from the offering, after deducting placement agent fees and estimated offering expenses.

In connection with the offering, the investors received approximately 2.1 million shares of the Company’s common stock and warrants potentially exercisable for up to approximately 630,000 additional shares of its common stock. The securities were sold in units at a price of $3.1675 per unit, with each unit consisting of one share of common stock and a warrant to purchase 0.3 shares of common stock. The warrants have an exercise price of $3.13 per share, for total potential additional proceeds to the Company of up to approximately $2 million upon exercise of the warrants. The warrants are immediately exercisable and will expire in five years.

Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (NASDAQ:RODM - News), acted as the exclusive placement agent for the offering.

A shelf registration statement relating to the shares of common stock and warrants issued in the offering (and the shares of common stock issuable upon exercise of the warrants) has been filed with the Securities and Exchange Commission (the “SEC”). A prospectus supplement relating to the offering has also been filed with the SEC. Copies of the prospectus supplement, together with the accompanying prospectus, can be obtained at the SEC’s website at http://www.sec.gov, from Rodman & Renshaw, LLC, 1251 Avenue of the Americas, 20th Floor, New York, NY 10020, by calling (212) 356-0549 or emailing info@rodm.com, or from Celsion Corporation, 10220-L Old Columbia Road, Columbia, Maryland 21046-2364, Attn: Investor Relations.

Statements made in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, but not limited to, the Company’s estimate of net proceeds and offering expenses and the amount of potential proceeds from the exercise of the warrants. Forward-looking statements can be identified by the use of words such as "may," "will," "plan," "should," "expect," "anticipate," "estimate," "continue," or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading "Disclosure Regarding Forward-Looking Statements" and "Risk Factors" in the Company's Annual Reports on Form 10-K, as may be supplemented or amended by the Company's Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Investor Contact

David Pitts
Argot Partners
212-600-1902
David@argotpartners.com